Exhibit 23.3
[Letterhead of Morten Beyer & Agnew, Inc.]
June 28, 2010
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354-1989

Re:	Delta Air Lines, Inc. (the “Company”) Ten Boeing 737-832, Nine Boeing 757-232, Three Boeing 767-332ER and Two Boeing 777-232LR Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Class A Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary – The Offering”, (e) “Risk Factors – Risk Factors Relating to the Class A Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals – The Appraisals” and (g) “Description of the Equipment Notes – Loan to Value Ratios of Series A Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about June 28, 2010, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated June 28, 2010, included in Registration Statement No. 333-167811 and relating to the offering of Delta Air Lines, Inc. Pass Through Certificates, Series 2010-1A.

Sincerely, MORTEN BEYER & AGNEW, INC.
By:	/s/ Robert F. Agnew
	Name:	Robert F. Agnew
	Title:	President & CEO